Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION REPORTS SELECTED

SECOND QUARTER 2006 FINANCIAL RESULTS

SECOND QUARTER 2006 HIGHLIGHTS

•	Rental and management segment revenue increased to $320.2 million

•	Rental and management segment gross margin increased to $240.6 million

•	Cash provided by operating activities increased to $141.2 million

Boston, Massachusetts – August 7, 2006 – American Tower Corporation (NYSE: AMT) today reported selected financial results for the second quarter ended June 30, 2006. Given the Company’s ongoing internal review of its historical stock option granting practices, today’s announcement of second quarter results includes selected financial results only. Additional information regarding the Company’s stock option review is set forth below.

Jim Taiclet, American Tower’s Chief Executive Officer stated, “Demand for tower space remains robust. On a pro-forma basis, adjusted for the impact of our merger with SpectraSite, our second quarter 2006 tower revenues grew 12% over the prior year. Leasing activity among the four national US carriers, complemented by regional and emerging carriers, broadcasters, and our international customers, enabled us to exceed the high end of our second quarter revenue guidance. Moreover, we have also raised our full year 2006 tower revenue and gross margin guidance based on our confidence in the sustainability of the current favorable leasing environment.”

“We also remain focused on continuously improving our operational execution across our industry leading tower portfolio. We continue to realize the benefits of our portfolio, through strong revenue growth and the operating leverage inherent in the economies derived from our scale. In addition we continue to enhance our working relationships with our major customers to maximize our share of new business opportunities as carriers expand their networks, further deploy 3G data capabilities, and develop their plans to utilize new spectrum being auctioned later this summer.”

Second Quarter 2006 Operating Highlights

American Tower generated the following operating results for the quarter ended June 30, 2006 (unless otherwise indicated, all comparative information is compared against the quarter ended June 30, 2005):

Total revenues increased 73% to $325.9 million and rental and management segment revenues increased 73% to $320.2 million, of which $111.2 million was attributable to SpectraSite. Rental and Management Segment Gross Margin increased 70% to $240.6 million, of which $77.5 million was attributable to SpectraSite. Services Segment revenue and Gross Margin increased to $5.7 million and $3.1 million, respectively. As discussed below under Non-GAAP and Defined Financial Measures, Segment Gross Margin reflects segment revenue less direct segment-level expenses and does not include selling, general, administrative and development expenses related to the segment.

Total selling, general, administrative and development expense was $36.3 million for the quarter ended June 30, 2006. The Company’s selling, general, administrative and development expense for the quarter includes estimated non-cash stock-based compensation expense of approximately $9.6 million, calculated based on historical assumptions regarding option values. This amount does not take into account any adjustments that may be required as a result of the ongoing stock option review. As discussed below, the Company may need to record additional non-cash charges for stock-based compensation expense relating to certain option grants. Such a non-cash charge could cause the Company’s selling, general, administrative and development expense for the quarter to increase. Accordingly, this amount should be considered preliminary until the Company files its Form 10-Q for the second quarter ended June 30, 2006.

Free Cash Flow was $112.5 million, of which $36.8 million was attributable to SpectraSite. Free Cash Flow was comprised of $141.2 million of cash provided by operating activities, less $28.7 million of payments for purchase of property and equipment and construction activities, including $15.4 million of discretionary capital spending. The Company completed the construction of 57 towers and the installation of 3 in-building systems during the quarter.

Please refer to Non-GAAP and Defined Financial Measures on page 4 for definitions of Rental and Management Segment Gross Margin, Services Segment Gross Margin and Free Cash Flow. For additional financial information, including reconciliations to GAAP measures, please refer to the supplemental schedules of selected financial information and selected American Tower and SpectraSite stand-alone financial information on pages 6 and 7.

Stock Option Matter Update and Expected Restatement

As previously announced, the Company’s Board of Directors has appointed a special committee of independent directors to conduct a review of the Company’s historical stock option granting practices and related accounting. The special committee is being assisted by independent legal counsel and forensic auditors. On July 28, 2006, the Company announced that the special committee had reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants likely differ from the recorded grant dates of such awards and that, as a result, the Company may need to record additional non-cash charges for stock-based compensation expense relating to these option grants.

While the special committee has not completed its investigation and is continuing its review of these matters, the Company has determined that a restatement of its previously issued financial statements is likely. Accordingly, the Company’s management, after consultation with the Company’s independent registered public accounting firm, has concluded that the financial statements and the related independent auditors’ reports contained in the Company’s prior filings with the Securities and Exchange Commission should no longer be relied upon. As the stock option review is not yet complete, the Company has not yet determined the aggregate amount of additional non-cash stock-based compensation expense, nor has it determined the amount of such expense to be recorded in any specific prior period or in any future period. The Company has also not yet determined the impact of any related tax consequences. The Company does not expect the review to result in material changes to its historical revenues or non-option related operating expenses, nor would it have a material impact on the Company’s cash flow from operations.

As a result, the Company is unable at this time to provide detailed GAAP or non-GAAP financial results for the quarter ended June 30, 2006. The Company believes that the selected financial results presented herein would not be affected by the results of the stock option review, except as noted above with respect to the Company’s selling, general, administrative and development expense, which should be considered preliminary until the Company files its Form 10-Q for the quarter ended June 30, 2006.

The Company intends to report its complete financial results and file its Form 10-Q for the quarter ended June 30, 2006 as soon as practicable once conclusions are reached regarding the impact of the stock option review on the Company’s financial statements. At this time, the Company does not expect that such conclusions will be reached until after the date the Form 10-Q is required to be filed. Accordingly, the Company does not expect that it will be able to timely file its Form 10-Q for the quarter ended June 30, 2006. Assuming conclusions are reached in a timely manner, the Company expects that it will prepare and file the Form 10-Q and the necessary restated reports with the Securities and Exchange Commission in the next four to six weeks.

Stock Repurchase Program and Financing Highlights

As previously announced, the Company has temporarily suspended its stock repurchase program while the review of its stock option granting practices is ongoing. In November 2005, the Company announced that its Board of Directors had approved the repurchase of up to $750 million of the Company’s Class A common stock during the period November 2005 through December 2006. Prior to the suspension of the stock repurchase program, the Company had repurchased a total of 11.8 million shares of its Class A common stock for approximately $358.4 million, including approximately 3.5 million shares for approximately $116.3 million during the quarter ended June 30, 2006.

During the quarter ended June 30, 2006, the Company issued an aggregate of 4.7 million shares of its Class A common stock as a result of warrant exercises. A summary of stock repurchase and issuance activity that occurred during the quarter ended June 30, 2006 is included on page 7.

During the quarter ended June 30, 2006, holders of approximately $22.6 million principal amount of the Company’s 3.25% Convertible Notes due 2010 converted their notes into 1.8 million shares of the Company’s Class A common stock. In connection with the conversion, the Company paid the noteholders approximately $1.7 million, calculated based on accrued and unpaid interest and the discounted value of future interest payments on the notes. In addition, the Company repurchased a total of $36.9 million principal amount of its 7.25% Senior Subordinated Notes due 2011 for approximately $38.0 million. Subsequent to the end of the quarter, the Company repurchased an additional $6.9 million principal amount of its 7.25% Notes for approximately $7.1 million and $18.5 principal amount million of its 5.0% Convertible Notes due 2007 for approximately $18.4 million.

Third Quarter and Full Year 2006 Outlook

The following estimates are based on a number of assumptions that management believes to be reasonable, and reflect the Company’s expectations as of August 7, 2006. Please refer to the cautionary language regarding “forward-looking” statements included in this press release when considering this information. The Company undertakes no obligation to update this information.

($ in millions)	Third Quarter 2006			Full Year 2006
Rental and management segment revenue	$324	to	$327	$1,285	to	$1,295
Rental and management segment gross margin (1)	243	to	245	966	to	978

Services segment revenue	3	to	4	15	to	20
Services segment gross margin (1)	2	to	2	8	to	10

Interest expense	54	to	54	220	to	215

Payments for purchase of property and equipment and construction activities (2)	32	to	37	120	to	130

(1)	Segment gross margin reflects segment revenue less direct segment-level expenses only and does not include depreciation, amortization and accretion; selling, general, administrative and development expense; and impairments, net loss on sale of long-lived assets, restructuring and merger related expense. Rental and management segment gross margin includes interest income, TV Azteca, net. See Non-GAAP and Defined Financial Measures below.
(2)	The Company’s full year 2006 outlook for capital expenditures includes $65 million to $75 million for the construction of approximately 275 new wireless towers, the installation of 40 in-building systems and $10 million of land purchases.

Conference Call Information

American Tower will host a conference call today at 8:30 a.m. EST to discuss its second quarter results for 2006 and the Company’s outlook for the third quarter and full year 2006. The call will be hosted by Brad Singer, Chief Financial Officer, who will be joined by Jim Taiclet, Chairman and Chief Executive Officer. The dial-in numbers are US/Canada: (877) 235-9047 and International: (706) 645-9644, access code 3673222. A replay of the call will be available from 9:30 a.m. EST August 7, 2006 until 11:59 p.m. EST August 14, 2006. The replay dial-in numbers are US/Canada: (800) 642-1687 and International: (706) 645-9291, access code 3673222. American Tower will also sponsor a live simulcast of the call on its website, http://investor.americantower.com. When available, a replay of the call will be accessible on the Company’s website.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in the United States, Mexico and Brazil. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

Non-GAAP and Defined Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (GAAP) provided throughout this press release, the Company has presented the following non-GAAP and defined financial measures: Rental and Management Segment Gross Margin, Services Segment Gross Margin and Free Cash Flow. American Tower defines Rental and Management Segment Gross Margin as income from operations before depreciation, amortization and accretion, impairments, net loss on sale of long-lived assets, restructuring and merger related expense, non-cash stock-based compensation expense, corporate expenses, rental and management segment overhead, services segment overhead, services segment operating expenses, services segment revenue, plus interest income, TV Azteca, net. American Tower defines Services Segment Gross Margin as income from operations before depreciation, amortization and accretion, impairments, net loss on sale of long-lived assets, restructuring and merger related expense, non-cash stock-based compensation expense, corporate expenses, services segment overhead, rental and management segment overhead, rental and management segment operating expenses, and rental and management segment revenue. American Tower defines Free Cash Flow as cash provided by operating activities less payments for purchase of property and equipment and construction activities. These measures are not intended as substitutes for other measures of financial performance determined in accordance with GAAP. They are presented as additional information because management believes they are useful indicators of the current financial performance of our core businesses. We believe that these measures can assist in comparing company performances on a consistent basis without regard to depreciation and amortization or capital structure. Our concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. Notwithstanding the foregoing, the Company’s measures of Rental and Management Segment Gross Margin, Services Segment Gross Margin and Free Cash Flow may not be comparable to similarly titled measures used by other companies.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our third quarter and full year 2006 Outlook, the review of our historical stock option granting practices, the likely restatement of our previously issued financial statements, the filing of our Form 10-Q for the quarter ended June 30, 2006, our stock repurchase program and planned future capital expenditures. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) the final results of the review of our historical stock option granting practices; (2) the extent of any necessary corrections to our determinations of non-cash stock-based compensation expense as a result of the stock option review and the impact on our financial statements of any such corrections; (3) the costs associated with the review of our historical stock option granting practices and the related inquiries, investigations and legal proceedings; (4) a decrease in demand for tower space would materially and adversely affect our operating results and we cannot control that demand; (5) if our wireless service provider customers consolidate or merge with each other to a significant degree, our growth, revenue and ability to generate positive cash flows could be adversely affected; (6) substantial leverage and debt service obligations may adversely affect us; (7) restrictive covenants in our credit facilities and indentures could adversely affect our business by limiting flexibility; (8) due to the long-term expectations of revenue from tenant leases, the tower industry is sensitive to the creditworthiness of its tenants; (9) our foreign operations are subject to economic, political and other risks that could adversely affect our revenues or financial position; (10) a substantial portion of our revenues is derived from a small number of customers; (11) status of Iusacell Celular’s financial restructuring exposes us to risks and uncertainties (12) new technologies could make our tower leasing business less desirable to potential tenants and result in decreasing revenues; (13) we could have liability under environmental laws; (14) our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do; (15) increasing competition in the tower industry may create pricing pressures that may adversely affect us; (16) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; (17) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from such towers would be eliminated; (18) our towers may be affected by natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage; (19) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these risks are substantiated; and (20) the bankruptcy proceeding of our Verestar subsidiary exposes us to risks and uncertainties. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the quarter ended March 31, 2006 under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED SELECTED FINANCIAL INFORMATION (1)

($ in thousands)

	June 30, 2006
SELECTED BALANCE SHEET DETAIL:	American Tower	SpectraSite	Consolidated
Long-term obligations summary, including current portion
Credit Facilities	$1,000,000	$725,000	$1,725,000
7.250% Senior Subordinated Notes, due 2011	363,073		363,073
7.500% Senior Notes, due 2012	225,000		225,000
7.125% Senior Notes, due 2012	501,657		501,657
5.000% Convertible Notes, due 2010	275,688		275,688
3.250% Convertible Notes, due 2010	107,869		107,869
3.000% Convertible Notes, due 2012	344,455		344,455
Other debt	59,697	289	59,986

Total debt	$2,877,439	$725,289	$3,602,728
Cash and cash equivalents	45,502	44,952	90,454

Net debt (Total debt less Cash and cash equivalents)	$2,831,937	$680,337	$3,512,274

	Three Months Ended June 30,
	2006			2005
SELECTED OPERATING RESULTS:	American Tower	SpectraSite	Consolidated	Consolidated
Rental and management segment revenue	$208,923	$111,246	$320,169	$184,609
Interest income, TV Azteca, net	3,584		3,584	3,584
Rental and management segment expense (2)	(49,391)	(33,737)	(83,128)	(46,599)

Rental and management segment gross margin (3)	$163,116	$77,509	$240,625	$141,594

Network development services segment revenue	$5,599	$95	$5,694	$3,451
Network development services segment expense (2)	(2,521)	(88)	(2,609)	(2,090)

Network development services segment gross margin (3)	$3,078	$7	$3,085	$1,361

Selling, general, administrative and development expense (including non-cash stock based compensation expense of $9,556) (4)			$36,303	$20,473
Depreciation, amortization and accretion			$132,811	$84,784

	Three Months Ended June 30, 2006
SELECTED INTEREST EXPENSE DETAIL:	American Tower	SpectraSite	Consolidated
Long-term obligations summary, including current portion
Credit Facilities	$14,393	$10,371	$24,764
7.250% Senior Subordinated Notes, due 2011	7,078		7,078
7.500% Senior Notes, due 2012	4,219		4,219
7.125% Senior Notes, due 2012	8,856		8,856
5.000% Convertible Notes, due 2010	3,451		3,451
3.250% Convertible Notes, due 2010	754		754
3.000% Convertible Notes, due 2012	2,609		2,609
Other interest expense, including amortization of deferred financing fees	2,706	(747)	1,959

Total Interest Expense	$44,066	$9,624	$53,690

UNAUDITED SELECTED FINANCIAL INFORMATION – continued (1)

($ in thousands)

	Three Months Ended June 30,
	2006			2005
SELECTED CASH FLOW DETAIL:	American Tower	SpectraSite	Consolidated	Consolidated
Cash provided by operating activities	$97,442	$43,717	$141,159	$72,454
Payments for purchase of property and equipment and construction activities:
Discretionary	12,586	2,836	15,422	11,112
Improvements/Augmentation	7,936	4,081	12,017	8,659
Corporate	1,229		1,229	874

Total	$21,751	$6,917	$28,668	$20,645

Cash paid for income taxes			$6,302	$8,495
Cash paid for interest			$64,243	$52,915

(1)	The selected financial information presented herein is unaudited and does not reflect complete GAAP financial statements. As discussed above, the Company’s review of its historical stock option granting practices is not yet complete. Based on preliminary conclusions, the Company has determined that it may need to record additional non-cash charges for stock-based compensation expense relating to certain option grants. The Company has not yet determined the amount of any such compensation charges or the related tax impact. Accordingly, the Company is unable at this time to provide detailed GAAP or non-GAAP financial results for the quarter ended June 30, 2006. Except as noted above with respect to selling, general, administrative and development expense, the Company believes that the selected financial results presented herein would not be affected by the results of the stock option review.
(2)	Includes direct segment-level expenses only and does not include depreciation, amortization and accretion; selling, general, administrative and development expense; and impairments, net loss on sale of long-lived assets, restructuring and merger related expense.
(3)	Segment gross margin reflects segment revenue less direct segment-level expenses only and does not include depreciation, amortization and accretion; selling, general, administrative and development expense; and impairments, net loss on sale of long-lived assets, restructuring and merger related expense. Rental and management segment gross margin includes interest income, TV Azteca, net. See Non-GAAP and Defined Financial Measures above.
(4)	Reflects estimated non-cash stock-based compensation expense calculated based on historical assumptions regarding option values, which does not take into account any adjustments that may be required as a result of the ongoing stock option review.

UNAUDITED SUPPLEMENTAL INFORMATION

SHARE COUNT ROLLFORWARD (in millions):
Total shares outstanding, as of March 31, 2006	420
Shares issued – employee stock option exercises	2
Shares issued – warrant exercises	5
Shares issued – convertible note exercises	2
Shares repurchased	(4)

Total shares outstanding, as of June 30, 2006	425

SELECTED PORTFOLIO DETAIL - OWNED SITES:

Three Months Ended June 30, 2006	Wireless	Broadcast	In-building	Total
Beginning Balance, April 1, 2006	21,694	407	121	22,222
New Construction	57		3	60
Acquisitions	20			20
Reductions	(14)			(14)

Ending Balance, June 30, 2006	21,757	407	124	22,288

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